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                                                 Andrew J. Peyton
NEWS RELEASE                                     Director of Investor
                                                 Relations and E-Commerce
                                                 773-788-3206



                    RYERSON TULL REVISES SECOND HALF OUTLOOK

Chicago, Illinois - September 15, 2000 - Ryerson Tull, Inc. (NYSE: RT) today announced that it expects shipments and gross margins in the third quarter of 2000 to decline from second quarter levels. As a result, the company now expects a loss of approximately $0.15 per share in the third quarter. Earnings per share for the second quarter of 2000 and the third quarter of 1999 were $0.12 and $0.38, respectively, before unusual items.

     As anticipated in the company's second quarter earnings release (July 18, 2000), volume has been hurt by a continued slowdown in the metal-using sector of the economy. In addition, price volatility in the metals industry is negatively impacting gross profit per ton more than previously expected. The company expects volume and profitability to decline further in the fourth quarter, due primarily to typical seasonality.

     Current market conditions further validate the company's decision to implement various profit enhancement programs, its corporate reorganization, and its strategic sourcing initiative. "The restructuring of our organization (announced June 6, 2000) is making us more efficient and responsive to market volatility," said Neil S. Novich, Chairman, President and CEO of Ryerson Tull. "In addition, we expect to have fully implemented the reorganization by year-end 2000, yielding annual cost savings of approximately $30 million. We remain committed to our strategic direction, and believe our size will enable us to leverage our buying power and our investment in advanced technology and processing capabilities."
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Third quarter earnings will be announced on Wednesday, October 18, with a conference call to discuss results on Thursday, October 19, which will be simulcast on the company's Website, www.ryersontull.com.

Ryerson Tull, Inc. is North America's leading distributor and processor of metals, with annual revenues of $2.8 billion. The company has a network of nearly 70 facilities across the United States and in Canada. It also has investments in service center operations in Mexico and Asia, and maintains metal trading capabilities around the world.

Business Risks: Statements about future sales volumes, gross margins, expected third and fourth quarter results, and cost savings due to the restructuring are forward-looking statements and involve risks and uncertainties in the general economy and business conditions specific to metals-consuming industries, the direction of metal prices, the company's ability to pass through price increases to customers, the company's ability to maintain market share, the company's success achieving economies of scale related to centralization of support functions, and market competition and cost factors, that could cause actual results to differ materially from the forward-looking statements.